EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. First Quarter Earnings Report

Net income through three months in 2008 was $1,415,000 compared to $1,123,000 for the same period in 2007, an increase of $292,000, or 26.00%. The determination was made in the first quarter of 2008 to record an other than temporary impairment charge for three equity positions held by the Company. The amount of impairment charged against income for the period ended March 31, 2008 was $182 thousand.

Net interest income for the three months ended March 31, 2008 was $3,977,000 which compares to $3,149,000 for the three month period ended March 31, 2007. This is an increase of $828,000, or 26.29%. The increase in net interest income is reflective of the net interest margin increase to 4.31% for the three month period ended March 31, 2008 from 3.65% for the three month period ended March 31, 2007 on a fully tax equivalent basis. The yield curve has become relatively steep since the middle of 2007 when the Federal Reserve began their process of injecting liquidity into the financial markets through the implementation of lower overnight and discount rates.

Total assets on March 31, 2008 were $438,345,000, which compares to $405,591,000 as of March 31, 2007.  Total assets were up when compared to the December 31, 2007 figure of $434,363,000. Compared to the March 31, 2007 figure of $270,104,000, net loans were up 8.32% at $292,570,000 as of March 31, 2008. On December 31, 2007, net loans were $289,163,000.

Deposits totaled $331,292,000 as of March 31, 2008, compared to $320,459,000 on March 31, 2006, an increase of 3.38%. Total deposits were $327,430,000 as of December 31, 2007.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.